Exhibit (d)(38)(ii)

AMENDMENT NO. 1 TO AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Amended and Restated Investment Sub-Advisory Agreement, dated as of February 10, 2023, as amended from time to time (the “Sub-Advisory Agreement”), by and between Equitable Investment Management Group, LLC (the “Adviser”) and FIAM LLC (the “Sub-Adviser”) is entered into as of January 27, 2025 and effective March 28, 2025 by and between the Adviser and the Sub-Adviser. All capitalized terms used, but not defined, herein shall have the meanings given to them in the Sub-Advisory Agreement.

WITNESSETH

WHEREAS, pursuant to Section 12 of the Sub-Advisory Agreement, the Sub-Adviser has engaged the entities listed on Appendix B to the Sub-Advisory Agreement to assist it in providing the services to be performed by the Sub-Adviser;

WHEREAS, the Adviser and the Sub-Adviser desire to update Appendix B to the Sub-Advisory Agreement;

WHEREAS, pursuant to Section 18 of the Sub-Advisory Agreement, any amendment must be in writing duly executed by the parties.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

1.	Appendix B to the Sub-Advisory Agreement is hereby deleted in its entirety and replaced with the new Appendix B attached hereto.

2.

Amendments. Except as specifically amended hereby, the Sub-Advisory Agreement shall continue in full force and effect in accordance with its terms. This Amendment shall not itself be amended except as part of any future amendment to the Sub-Advisory Agreement effected in accordance with the terms thereof.

3.

Severability and Entire Agreement. If any provision of this Amendment shall be held or made invalid by a court decision, statute, or rule, or shall be otherwise rendered invalid, the remainder of this Amendment shall not be affected thereby. This Amendment embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to this Amendment’s subject matter.

4.	Captions. The captions in this Amendment are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

5.

Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument. Signatures on this Amendment may be communicated by electronic transmission (which shall include facsimile or email) and shall be binding on the parties so transmitting their signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year written above.

EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC		FIAM LLC

By:	/s/ Kenneth Kozlowski	By:	/s/ Brad Sweeney

Name:	Kenneth Kozlowski	Name:	Brad Sweeney

Title:	Executive Vice President and Chief Investment Officer	Title:	VP, Business Development

APPENDIX B

TO THE

AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

Name of Entity	Nature of Services Provided	Portfolio
FIL Investment Advisors*	FIL Portfolio Management and Compliance Oversight	Multimanager Technology Portfolio

FIL Investment Advisors (UK) Limited*	FIL Portfolio Management	Multimanager Technology Portfolio

*

With respect to Multimanager Technology Portfolio, the Sub-Adviser has entered into a sub-sub-investment advisory agreement with FIL Investment Advisors, and FIL Investment Advisors has in turn entered into a sub-sub-sub-investment advisory agreement with FIL Investment Advisors (UK) Limited.